Exhibit 10.10

LEASE AGREEMENT

This Lease Agreement (“Lease”) is entered into on this 11th day of January, 2010 by and between Bailey Bark Materials, Inc. (“Landlord”) and The Wood Energy Group, Inc. (“Tenant”).

Whereas, Landlord is the owner of land and improvements at 6015 St. Vincent Avenue, Shreveport, La. 71106 and desires to lease a portion of the property comprising approximately four acres designated as West 59th Street (“Leased Premises”) as shown on Exhibit A attached hereto and made a part hereof;

Whereas, Tenant desires to lease the Leased Premises from Landlord at the rental rate and terms set forth in this Lease;

Whereas, the Leased Premises are fully permitted by the State of Louisiana for the storage, grinding and handling of railroad ties; and

Whereas, the parties hereto desire to set forth certain business terms between them as additional consideration under this Lease;

NOW THEREFORE, in consideration of the mutual promises contained herein, and for other good and valuable consideration, the parties hereto agree as follows:

1.	Landlord agrees to lease the Leased Premises to Tenant beginning as of January 11, 2010 for a two (2) year period ending on January 10, 2012;

2.
At the end of the initial term of the Lease Tenant shall have the right to renew the Lease for three consecutive one year terms upon giving Landlord thirty (30) days prior written notice of such renewal for each one year extension. Such renewals under the same terms and conditions as are contained in this Lease;

3.
The rental rate shall be Three Thousand ($3,000.00) Dollars per month payable on the fifteenth day of each month. Tenant shall pay at the signing of this Lease $6000.00 representing the first and last months rent. In the event the rent is not received by Landlord within five (5) days of the due date Landlord will be entitled to charge a 3% late charge.

4.
Tenant shall use the Leased Premises to build and carry on a tie grinding business. In addition, Tenant shall have the right to use the existing rail spur located on the property of Landlord for the purpose of unloading railroad ties.

5.	Landlord acknowledges that said business is competitive with Landlord’s business. However, Landlord and Tenant shall agree to split the business in the following manner:

a.
Tenant and Landlord shall split the grinding 50/50, if and only if the Landlord secures an RTDF contract with International Paper Company for the delivery of not less than 30,000 tons annually. In no event, however, shall Tenant process less than 45,000 tons of railroad ties each year under its own agreement with International Paper; If Landlord is unsuccessful in contracting with International Paper, Tenant agrees to allow Landlord the right to grind for Tenant under Tenants contract with International Paper, but in no event shall Tenant grind less than 45,000 tons annually under its contract with International Paper.

Exhibit 10.10

b.
Tenant shall provide Landlord with additional railroad ties for Landlord to process and sell to International Paper under Landlord’s own agreement with International Paper, for which Landlord will pay Tenant $7 per ton of railroad ties delivered by Tenant to Landlord. Such payments to Tenant shall be made within five (5) days of Landlord’s receipt of payment from International Paper. Tenant shall use its best efforts to supply railroad ties to Landlord so that Landlord can fulfill its agreement with International Paper, but subject to Tenant first being able to fulfill its agreement with International Paper.

c.
In the event Tenant requires Landlord to grind railroad ties on behalf of Tenant and under Tenant’s contract with International Paper, Tenant shall pay Landlord $20 per ton within five (5) days of Tenant’s receipt of payment from International Paper.

d.	Landlord shall not be entitled to any compensation with respect to Tenant’s own grinding operation.
e.
Landlord agrees and acknowledges that all resale quality railroad ties hauled to the Leased Premises by Tenant or its trucking contractors, irrespective of who unloads the railroad ties, are the property of Tenant.

6.	Tenant shall provide Landlord with a copy of its Workers Compensation and General Liability Policy.

7.
Tenant, its successors and assigns, hereby agree to save and hold harmless Landlord, its employees and officers harmless from all cost, injury or damage incurred resulting from the operation of Tenant’s grinding operation. Tenant shall not be responsible for such cost, injury or damage to Landlord, its employees or officers resulting from Landlord’s grinding operation.

8.	The costs referred to in Section 6 shall include any court costs, expenses of litigation and reasonable attorney’s fees,

9.	Landlord agrees to indemnify and hold harmless Tenant, its subsidiaries and assigns against any and all past, present or future environmental claims that may arise on or around the Leased Premises.

10.
Notwithstanding anything contained in this Lease, Tenant shall have no liability to Landlord, nor Landlord to Tenant with respect to each party’s contractual relationship with International Paper. In the event Landlord’s contract is terminated or modified, that shall not affect Tenant’s rights to continue its grinding operation on the Leased Premises.

11.	All notices required under this Lease shall be in writing and be given by certified or registered mail, return receipt requested, addressed as follows:

If to Tenant:	The Wood Energy Group, Inc.
2255 Glades Road, Suite 342W
Boca Raton, FL 33431

Exhibit 10.10

If to Landlord:	Bailey Bark Materials Inc.
3366 FM 2259
Nacogdoches, Texas 75961

12.	This Lease shall be binding and inure to the benefit of the parties hereto and their respective successors and assigns.

13.	Each party agrees that all of its obligations under this Lease and action taken by it pursuant to this Lease shall be performed in all material respects in accordance with all applicable laws.

14.	This Lease constitutes the entire Agreement of the parties concerning the subject matter contained herein.

In witness whereof the undersigned execute this Lease the day first above written:

Bailey Bark Materials Inc		The Wood Energy Group Inc

By:	/s/ Jeff Bailey	By:	/s/ Greg Smith